Exhibit 99.2

FORM OF ELECTION

To the Shareholders of MoneyTree:

As described in the proxy statement/prospectus enclosed herewith, United Community Banks, Inc. (“United”) and MoneyTree Corporation (“MoneyTree”) have entered into an Agreement and Plan of Merger, dated January 27, 2015, providing for the merger of MoneyTree with and into United. Holders of MoneyTree common stock and Series C preferred stock will have the opportunity to vote on the adoption of the Agreement and Plan of Merger at a special meeting of MoneyTree shareholders, which will be held on April 27, 2015.

If the merger is completed, MoneyTree will merge with and into United, and you will be entitled to elect to receive your merger consideration in the form of United common stock, cash or a combination of both. Subject to the election and adjustment procedures described in this document and the proxy statement/prospectus, (a) holders of MoneyTree common stock will be entitled to receive, in exchange for each share of MoneyTree common stock, consideration equal to either (i) 3.5832 shares of United common stock, or $65.00 in cash, without interest, and (b) holders of MoneyTree Series C preferred stock will be entitled to receive, in exchange for each share of Series C preferred stock, consideration equal to either (i) 89.58 shares of United common stock, or (ii) $1,625.00 in cash, without interest; provided, that, an aggregate of no more than 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree common stock and 1,622 shares of MoneyTree Series C preferred stock may be exchanged for United common stock. As a result, if more MoneyTree shareholders make valid elections to receive either United common stock or cash than is available as merger consideration under the merger agreement, those MoneyTree shareholders electing the over-subscribed form of consideration may have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form, despite their election.

You may specify different elections with respect to different shares that you hold (if, for example, you own 100 shares of MoneyTree common stock, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

United will not issue fractional shares in the merger. Instead, United will pay to each holder of MoneyTree common stock or Series C preferred stock who would otherwise be entitled to a fractional share an amount in cash, without interest, equal to the value of the fractional share. You should carefully read the proxy statement/prospectus (including the merger agreement attached as Annex A to the proxy statement/prospectus) before completing this Election Form.

We are asking you now to elect the form of consideration you wish to receive. The accompanying Election Form must be completed and returned to Continental Stock Transfer & Trust Company, which has been appointed by United to act as Exchange Agent for the transaction. As more fully described in the Election Form, you may choose to receive in exchange for the MoneyTree common stock and Series C preferred stock that you own either (x) all cash, (y) all United common stock, or (z) a combination of United common stock and cash. If you wish to elect the type of consideration that you would like to receive in the merger, you should carefully review and follow the instructions contained in the enclosed Election Form. Please note that any election that you make will be subject to the proration and allocation procedures in the merger agreement and described in the proxy statement/prospectus. As a result, we cannot assure you that you will receive the form of consideration you elect to receive.

The federal income tax consequences of the merger to you will depend on whether you receive cash, United common stock, or a combination of cash and United common stock in exchange for your shares of MoneyTree common stock and Series C preferred stock. You should consult your own tax advisors regarding your election decision.

Please review the enclosed materials carefully and return your completed Election Form, in the envelope provided with these materials, at your earliest convenience but no later than April 26, 2015 (the “Election Deadline”). To make a valid election for the form of consideration you wish to receive, the enclosed Election Form must be received by the Exchange Agent by 7:00 p.m., Eastern Time, on the Election Deadline. United and MoneyTree anticipate that the closing of the merger will take place within the week after the special meeting of shareholders to be held on April 27, 2015, but there can be no assurance that will be the case.

We make no recommendation about whether you should elect to receive United common stock, cash, or a combination of United common stock and cash in the merger. Each shareholder must make his or her own decision about the election, bearing in mind the consideration received and the tax consequences of the election chosen. If you have a particular preference about the form of consideration you wish to receive for your MoneyTree common stock or Series C preferred stock, we encourage you to make an election because shares for which an election is made will have priority over shares for which no election is made if a reallocation of consideration becomes necessary.

Please make sure that you submit your Election Form in the envelope provided with these materials. If the Exchange Agent does not receive a properly completed Election Form by the Election Deadline, your election will be invalid and the form of consideration you receive will be determined for you in accordance with the terms of the merger agreement.

If you have any questions about completion of the Election Form, please contact Sandra Day, Shareholder Relations, at 865-271-1602 or David Allen, President and Chief Executive Officer at 865-988-2150.

MoneyTree Corporation	United Community Banks, Inc.

C. David Allen	Jimmy C. Tallent
President, Chief Executive Officer and Director	President and Chief Executive Officer

ELECTION FORM

This Election Form relates to the proposed merger of MoneyTree Corporation with and into United Community Banks, Inc. pursuant to the Agreement and Plan of Merger, dated January 27, 2014, by and between MoneyTree and United.

Please return your Election Form in the envelope provided to Continental Stock Transfer & Trust Company, the Exchange Agent for the transaction, as indicated below:

Please read and follow the accompanying instructions carefully and deliver to:

By Mail or Overnight Courier, or by Hand:

Continental Stock Transfer & Trust Company

Attention: MoneyTree Election

17 Battery Place, 8th Floor

New York, New York 10004

The instructions contain important information about this Election Form.

To make a valid election, your materials must be received by the Exchange Agent not later than 7:00 p.m., Eastern Time, on April 26, 2015. United and MoneyTree anticipate that the closing of the merger will take place within the week after the special meeting of shareholders to be held on April 27, 2015, but there can be no assurance that will be the case. Delivery of this Election Form to an address other than as set forth above will not constitute a valid delivery.

DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

If you have questions about this Election Form, please contact Sandra Day, Shareholder Relations, at 865-271-1602 or David Allen, President and Chief Executive Officer at 865-988-2150.

1.	MONEYTREE COMMON STOCK AND SERIES C PREFERRED STOCK—See Instruction 2.

Name(s) and Address of Registered Holder(s)

If there is any error in the name or address shown below, please make the necessary corrections

DESCRIPTION OF SHARES SURRENDERED

(Please fill in. Attach separate schedule if needed.)

Common Stock

Certificate No(s)	Number of Shares

TOTAL SHARES

Series C Preferred Stock

Certificate No(s)	Number of Shares

TOTAL SHARES

If you hold more certificates representing MoneyTree common stock or Series C preferred stock in the same name(s) as listed above but those certificates are not shown above, please attach a list of the additional certificate numbers and the number of shares of MoneyTree common stock or Series C preferred stock, as applicable, represented by each certificate.

2.	ELECTION CHOICES—See Instructions 3-5

Common Stock

☐	All Cash Election. Mark this box to elect to receive a cash payment of $65.00 per share for each share of MoneyTree common stock owned, subject to proration.

☐	All Stock Election. Mark this box to elect to receive 3.5832 shares of United common stock for each share of MoneyTree common stock owned, subject to proration.

☐	Combined Cash/Stock Election. Mark this box to elect to receive a combination of cash in an amount per share equal to the per share consideration and United common stock based upon the stock exchange ratio, subject to proration. If you mark this box you must also indicate below the whole number of your shares of MoneyTree common stock that you wish to exchange for cash and the whole number of your shares of MoneyTree common stock that you wish to exchange for United common stock:

(whole numbers only)
(a) MoneyTree common stock to be exchanged for cash:
(b) MoneyTree common stock to be exchanged for United common stock:
Total MoneyTree common stock owned:*

*Important:	The sum of (a) and (b) must equal the total number of MoneyTree common stock that you own (as listed in Section 1 above).

☐	No Election. I/we make no election. I/we, the undersigned, acknowledge and understand that by making no election the form of consideration that I/we will receive as a result of the merger will be determined in accordance with the terms of the merger agreement.

Series C Preferred Stock

☐	All Cash Election. Mark this box to elect to receive a cash payment of $1,625.00 per share for each share of MoneyTree Series C preferred stock owned, subject to proration.

☐	All Stock Election. Mark this box to elect to receive 89.58 shares of United common stock for each share of MoneyTree Series C preferred stock owned, subject to proration.

☐	Combined Cash/Stock Election. Mark this box to elect to receive a combination of cash in an amount per share equal to the per share consideration and United common stock based upon the stock exchange ratio, subject to proration. If you mark this box you must also indicate below the whole number of your shares of MoneyTree Series C preferred stock that you wish to exchange for cash and the whole number of your shares of MoneyTree Series C preferred stock that you wish to exchange for United common stock:

(whole numbers only)
(a) MoneyTree Series C preferred stock to be exchanged for cash:
(b) MoneyTree Series C preferred stock to be exchanged for United common stock:
Total MoneyTree Series C preferred stock owned:*

*Important:	The sum of (a) and (b) must equal the total number of MoneyTree Series C preferred stock that you own (as listed in Section 1 above).

☐	No Election. I/we make no election. I/we, the undersigned, acknowledge and understand that by making no election the form of consideration that I/we will receive as a result of the merger will be determined in accordance with the terms of the merger agreement.

3.	Required Signatures—See Instruction 6

I/we, the undersigned, submit this Election Form with respect to the MoneyTree common stock and Series C preferred stock, as applicable, identified in Section 1 above. I/we agree, upon request, to execute and deliver any additional documents United or the Exchange Agent tells me/us are necessary or desirable to complete the exchange of my MoneyTree common stock or Series C preferred stock, as applicable. I/we certify that I/we have reviewed the accompanying instructions and have complied with all requirements stated therein. I/we acknowledge that any election made in Section 2 above is subject to possible reallocation as provided in the merger agreement and as described in the proxy statement/prospectus. Therefore, I/we acknowledge that I/we may receive a different form of consideration from the form I/we elected.

REQUIRED SIGNATURES

IMPORTANT—SIGN HERE

Signature(s) of Owner(s)*
Print Name(s)
Capacity (full title)
Area Code and Telephone Number
Date
*Must be signed by registered holder(s) exactly as name(s) appear(s) on the share certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s).

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the necessary information above and see Instruction 6.

INSTRUCTIONS TO ELECTION FORM

Please follow these instructions carefully when completing this Election Form.

1.	ELECTION DEADLINE. To be effective, a properly completed Election Form must be received by Continental Stock Transfer & Trust Company, the Exchange Agent, not later than 7:00 p.m., Eastern Time, on April 26, 2015 (the “Election Deadline”). United and MoneyTree anticipate that the closing of the merger will take place within the week after the special meeting of shareholders to be held on April 27, 2015, but there can be no assurance that will be the case. Holders of MoneyTree common stock and Series C preferred stock, as applicable, whose Election Forms are not properly submitted by the Election Deadline (or who revoke their Election Form) will be considered Non-Electing shareholders. See Instruction 5 below.

2.	DESCRIPTION OF CERTIFICATES. Insert in the appropriate boxes in Section 1 of the Election Form the certificate number(s) and the number of shares of MoneyTree common stock and Series C preferred stock, as applicable, represented by each certificate that are held by you. If this certificate information is already provided in the boxes in Section 1, confirm the information provided and make any necessary corrections. If the space provided in the boxes in Section 1 is insufficient, attach a separate sheet referencing Section 1 of the Election Form and listing this information.

3.	ELECTION OPTIONS. In Section 2 of the Election Form please indicate whether you would like to receive in exchange for your MoneyTree common stock and Series C preferred stock, as applicable, (w) cash only, (x) United common stock only, (y) a combination of cash and United common stock, or (z) “No Election.” You may make only one of these choices with respect to each of your MoneyTree common stock and Series C preferred stock. Please see “The Merger Consideration” beginning on page 17 of the proxy statement/prospectus for information about the per share cash consideration and the calculation of the exchange ratio for the MoneyTree common stock and Series C preferred stock.

All elections made by MoneyTree shareholders will be subject to reallocation and proration as described in the merger agreement and in the proxy statement/prospectus if the available cash or the available United common stock are oversubscribed. As a result, we cannot assure you that you will receive the form of consideration that you elect to receive.

None of United, MoneyTree, or the Exchange Agent makes any recommendation about whether a holder should elect to receive cash, United common stock, or a combination of United common stock and cash in the merger. Each holder must make his or her own decision about the election, bearing in mind the consideration received and the tax consequences of the election chosen.

4.	CHANGE OR REVOCATION OF ELECTION. A holder of MoneyTree common stock or Series C preferred stock who has made an election may, at any time before the Election Deadline, (x) change the election by submitting a new Election Form in accordance with the procedures described herein, if received by the Exchange Agent before the Election Deadline, or (y) revoke the holder’s election by providing written notice to the Exchange Agent by 7:00 p.m., Eastern Time, on the business day immediately before the Election Deadline.

5.	NON-ELECTING STOCK. Holders of MoneyTree common stock or Series C preferred stock who select “No Election” in Section 2 of the Election Form, or who fail to submit a properly completed Election Form by the Election Deadline, or who revoke their previously submitted Election Form without timely submitting a new Election Form, will be deemed to have made a “non-election.” Holders of MoneyTree common stock or Series C preferred stock who are deemed to have made a non-election will receive all cash, all United common stock, or a combination of cash and United common stock as determined in accordance with the terms of the merger agreement.

6.	SIGNATURES. The signature or signatures on the Election Form should correspond exactly with the name or names on the face of your certificate(s) unless the MoneyTree common stock or Series C preferred stock has been transferred by the registered holder(s), in which case the signature or signatures on the Election Form should correspond exactly with the name of the last transferee endorsed on the certificate(s) or indicated on the stock power(s) accompanying the certificate(s).

If the Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person acting in a representative or fiduciary capacity, the person signing must give the person’s full title in that capacity and must submit appropriate evidence of authority to act in that capacity to the Exchange Agent with the Election Form.

7.	DETERMINATIONS. All determinations concerning this Election Form, including determinations about the effectiveness of any elections (including time of receipt) or the computation of allocations, will be made by United and/or the Exchange Agent. United and/or the Exchange Agent shall have the right, in their sole and absolute discretion, to reject any and all Election Forms that are not in proper form and to waive any irregularities, and such determinations shall be final and binding. Neither United nor the Exchange Agent is under any obligation to inform any holder of MoneyTree common stock or Series C preferred stock of any defect in an Election Form, and neither United nor the Exchange Agent will incur any liability for failure to give any such notice.

* * *

Important: This Election Form must be received by the Exchange Agent prior to the Election Deadline.

The Exchange Agent for the Merger is:

Continental Stock Transfer & Trust Company

Attention: MoneyTree Election

17 Battery Place, 8th Floor

New York, New York 10004

* * *

DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.